Exhibit 99.1

FOR IMMEDIATE RELEASE

Investor Contact:	Media Contact:
Susannah Livingston	media@sprouts.com
(602) 682-1584
susannahlivingston@sprouts.com

Sprouts Farmers Market Appoints Hari Avula to its Board of Directors

PHOENIX, May 24, 2022 (Globe Newswire) – Sprouts Farmers Market, Inc. (Nasdaq: SFM) today announced the addition of Hari Avula to its board of directors.

“I’m excited to welcome Hari to our board,” said Jack Sinclair, chief executive officer and a director of Sprouts Farmers Market. “Hari’s financial acumen and strategic experience at companies of scale will be highly valuable as we continue to grow.”

Avula has served as chief financial and strategic officer of Clif Bar & Company since May 2021, where he leads the financial management and enterprise strategy functions for the nutritious and organic food company. Avula joined Clif Bar from Walgreens Boots Alliance Inc., (NASDAQ: WBA) where he served as chief financial officer of global business transformation and digital/IT from 2020 to 2021 and chief financial officer of retail pharmacy USA from 2017 to 2020. Prior to joining Walgreens, Avula spent over 22 years at PepsiCo, Inc. (NASDAQ: PEP) in a variety of financial and strategic roles, culminating as chief financial officer for Frito Lay North America from 2015 to 2017.

“I am thrilled and humbled to join the Sprouts board,” said Avula. “I have long-admired Sprouts for supporting wellness in its communities, and I look forward to working with the board and management team as Sprouts continues to fulfill its mission of broadening access to healthy living options.”

About Sprouts Farmers Market

Sprouts is the place where goodness grows. True to its farm-stand heritage, Sprouts offers a unique grocery experience featuring an open layout with fresh produce at the heart of the store. Sprouts inspires wellness naturally with a carefully curated assortment of better-for-you products paired with purpose-driven people. The healthy grocer continues to bring the latest in wholesome, innovative products made with lifestyle-friendly ingredients such as organic, plant-based and gluten-free. Headquartered in Phoenix, and one of the largest and fastest growing specialty retailers of fresh, natural and organic food in the United States, Sprouts employs approximately 31,000 team members and operates approximately 380 stores in 23 states nationwide. To learn more about Sprouts, and the good it brings communities, visit about.sprouts.com.

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